Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT: Katrina Parker, 312-822-5167

CNA ENTERS INTO AGREEMENT TO TRANSFER ITS ASBESTOS AND ENVIRONMENTAL POLLUTION LIABILITIES TO NATIONAL INDEMNITY COMPANY

Chicago, July 15, 2010 –CNA Financial Corporation (NYSE: CNA) announced today that its principal operating subsidiary, Continental Casualty Company, together with several of its other insurance subsidiaries, have entered into an agreement with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc., under which the CNA companies’ legacy asbestos and environmental pollution liabilities will be transferred to NICO.  Under the terms of the transaction, effective January 1, 2010 the CNA companies will cede approximately $1.6 billion of net asbestos and environmental pollution liabilities to NICO under a retroactive reinsurance agreement with an aggregate limit of $4 billion.  The aggregate reinsurance limit will also cover credit risk on existing third party reinsurance related to these liabilities.

The CNA companies will pay to NICO a reinsurance premium of $2 billion and also transfer to NICO the right to collect billed third party reinsurance receivables with a net book value of approximately $200 million.

To secure its obligations, NICO will deposit $2.2 billion in a collateral trust for the benefit of the CNA companies. In addition, Berkshire Hathaway Inc. has guaranteed the payment obligations of NICO up to the full aggregate reinsurance limit as well as certain of NICO’s performance obligations under the trust agreement.

NICO will assume responsibility for claims handling and collection from third party reinsurers related to the CNA companies’ asbestos and environmental pollution claims.

“We believe this transaction is consistent with our focus on financial stability and delivering improved levels of operating consistency as we effectively eliminate a significant source of uncertainty from these legacy liabilities” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “This transaction will allow us to sharpen our focus even further on the execution of strategies to improve and grow our on-going core businesses.”

The closing of this transaction is subject to the receipt of required regulatory approvals and the satisfaction of other closing conditions.  The closing is expected to occur in the third quarter of 2010 at which time CNA expects to recognize an after-tax loss of approximately $375 million.

Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.

FORWARD-LOOKING STATEMENT

This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA and include the satisfaction of the conditions to closing, including receipt of regulatory approvals, whether the contemplated transaction will close, whether the other parties to the contemplated transaction will fully perform their obligations to CNA, the uncertainty in estimating loss reserves for asbestos and environmental pollution claims and the possible continued exposure of CNA to liabilities for asbestos and environmental pollution claims. For a detailed description of other risks and uncertainties affecting CNA, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.

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